                                                                    EXHIBIT 14.1

                         SUBURBAN PROPANE PARTNERS, L.P.
     CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND
                                   CONTROLLER

The Partnership has adopted a Code of Ethics for its Chief Executive Officer,
Chief Financial Officer, Controller and any other senior executives or financial officers and managers performing similar functions and so designated from time to time by the Chief Executive Officer (collectively the "Senior Executive
Officers and Financial Management"). This Code of Ethics is designed to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of the Partnership;
and compliance with applicable laws, rules and regulations. The obligations of this Code of Ethics supplement, but do not replace, the Code of Business Conduct applicable to all employees. Senior Executive Officers and Financial Management
of the Partnership will, to the best of their knowledge and ability:

o    Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships

o    Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Partnership files with, or submits to, government agencies and in other public communications.

o    Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

o    Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

o    Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose such information. Do not use confidential information acquired in the course of one's work for personal advantage.

o    Proactively promote and be an example of ethical behavior among employees throughout the Partnership.

o    Achieve responsible use of and control over all assets and resources employed or entrusted under their responsibility.

o    Promptly report to Chairman of the Audit Committee of the Board of
     Supervisors any conflict of interest or any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such an actual or apparent conflict of interest with the Partnership.

The Audit Committee of the Board of Supervisors will assess compliance with this
Code of Ethics, report violations of this Code of Ethics to the Board of
Supervisors, and, based upon the relevant facts and circumstances, recommend to the Board of Supervisors appropriate action. The Audit Committee of the Board of
Supervisors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly, as required by law or SEC regulation. A violation of this Code of Ethics may result in disciplinary action, including termination of employment.